Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports First Quarter 2012 Results

NEW YORK, April 17, 2012 - Omnicom Group Inc. (NYSE: OMC) announced today that its worldwide revenue for the first quarter of 2012 increased 5.0% to $3,307.3 million from $3,151.3 million in the first quarter of 2011. Domestic revenue for the first quarter of 2012 increased 4.0% to $1,719.3 million from $1,652.5 million in the same period in 2011. International revenue for the first quarter of 2012 increased 5.9% to $1,588.0 million from $1,498.8 million in the first quarter of 2011.

Net income for the first quarter of 2012 increased 1.3% to $204.6 million from $201.9 million in the first quarter of 2011. Omnicom’s diluted net income per common share in the first quarter of 2012 increased 4.3% to $0.72 per share from $0.69 per share in the first quarter of 2011.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended March 31,	2012	2011
Revenue	$3,307.3	$3,151.3
Operating expenses, excluding amortization of intangibles	2,920.8	2,808.5
Earnings before interest, taxes and
amortization of intangibles (a)	386.5	342.8
Amortization of intangibles	24.0	20.7
Operating income	362.5	322.1
Net interest expense	29.2	32.1
Income before income taxes	333.3	290.0
Income tax expense	109.3	73.9
Income from equity method investments	2.0	1.0
Net Income	226.0	217.1
Less: Net income attributed to noncontrolling interests	21.4	15.2
Net Income - Omnicom Group Inc.	204.6	201.9
Less: Net income allocated to participating securities	4.5	2.0
Net income available for common shares	$200.1	$199.9
Net income per common share - Omnicom Group Inc.
Basic	$0.73	$0.70
Diluted	$0.72	$0.69
Weighted average shares (in millions)
Basic	273.3	283.6
Diluted	277.5	289.2
Dividend declared per common share	$0.30	$0.25

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.